Exhibit 4.1

Execution Version

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 5, 2012, among CAESARS ENTERTAINMENT OPERATING COMPANY, INC., a Delaware corporation (the “New Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS CAESARS OPERATING ESCROW LLC, a Delaware limited liability company, CAESARS ESCROW CORPORATION, a Delaware corporation (together, the “Escrow Issuer”) and CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (the “Parent Guarantor”) have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of August 22, 2012, providing for the issuance of the Escrow Issuer’s 9% Senior Secured Notes due 2020 (the “Notes”), initially in the aggregate principal amount of $750,000,000;

WHEREAS Section 14.01 of the Indenture provides that the New Issuer may execute and deliver to the Trustee a supplemental indenture pursuant to which the New Issuer shall unconditionally assume all the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the New Issuer and the Parent Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the Parent Guarantor, the Escrow Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Assume Obligations. The New Issuer hereby agrees to unconditionally assume the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XIV of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Issuer under the Indenture.

3. Notices. All notices or other communications to the New Issuer shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Release of Obligations of Escrow Issuer. Upon execution of this Supplemental Indenture by the New Issuer, the Parent Guarantor and the Trustee, the Escrow Issuer is released and discharged from all obligations under the Indenture and the Notes.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:	/s/ ERIC HESSION
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ RAYMOND S. HAVERSTOCK
	Name:	Raymond S. Haverstock
	Title:	Vice President

Acknowledged by:

CAESARS OPERATING ESCROW LLC

By:	Caesars Entertainment Operating Company, Inc., as sole member

By:	/s/ MICHAEL D. COHEN
	Name:	Michael D. Cohen
	Title:	Secretary

CAESARS ESCROW CORPORATION

By:	/s/ MICHAEL D. COHEN
	Name:	Michael D. Cohen
	Title:	Secretary

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